Exhibit 10.17

FIRST AMENDMENT TO SALARY CONTINUATION AGREEMENT

This First Amendment to Salary Continuation Agreement (the “Amendment”) is adopted this 19th of June, 2007, by and between Canyon National Bank, a nationally-chartered commercial bank located in Palm Springs, California (the “Bank”) and Stephen Hoffmann (the “Executive”).

RECITALS:

A. The parties are presently parties to that certain Salary Continuation Agreement (the “Agreement”) dated as of May 15, 2006, which provides for the payment of certain retirement benefits to Executive. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

B. The parties hereto wish to amend the Agreement as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Changes to Normal Retirement Benefit. Section 2.1.1 of the Agreement is hereby amended in full to provide as follows:

“2.1.1 Amount of Benefit. The initial annual benefit under this Section 2.1 is Twelve Thousand Dollars ($12,000), provided that the Bank achieves an ROBE of at least fifteen percent (15%), as measured from January 1, 2006 to December 31, 2006. The annual benefit shall be increased by an additional Twelve Thousand Dollars ($12,000) on each of January 1, 2008 and January 1, 2009 without regards to ROBE.”

2. Distribution of Normal Retirement Benefit. Section 2.1.2 of the Agreement is amended in full to provide as follows:

“2.1.2 Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Separation from Service of Executive after Executive attaining Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.”

3. Change to Change in Control Benefit. Section 2.3.1 of the Agreement is hereby amended in full to provide as follows:

“2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Normal Retirement Benefit described in Section 2.1.1 calculated as if the Executive remains in the continuous employ of the Bank until January 1, 2009.”

4. Change to Plan Terminations under Section 409A. The last paragraph of Section 8.2 (Plan Terminations Under Section 409A) is hereby amended in full to provide as follows:

“The Bank may distribute the Accrual Balance to Executive in a lump sum subject to the above terms, determined as of the date of termination of the Agreement for the entire Normal Retirement Benefit calculated as if the Executive had remained as of the date of termination in continuous employ of the Bank until January 1, 2009.”

5. Compliance with Section 409A. Section 9.14 of the Agreement is hereby amended in full to provide as follows:

9.14 Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement. Notwithstanding any provision of the Agreement to the contrary, if Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service, except in the event of Executive’s death. Therefore, in the event this Section 9.14 is applicable to Executive, any distribution which would otherwise be paid to the Executive within the first six (6) months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.”

6. No Further Amendments. Except as described herein, the Agreement shall remain in full force and effect without further amendment.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Amendment.

EXECUTIVE:	BANK:

/s/ Stephen Hoffmann		/s/ Richard Shaloub
Stephen Hoffmann	By:	Richard Shaloub
	Title:	Chairman, Compensation Committee